As filed with the Securities and Exchange Commission on May 4, 2009
                                                Registration No. 333-153792

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                    Form S-1
                                 Amendment No. 3
             Registration Statement Under The Securities Act of 1933


                               DIRECT INSITE CORP.
             (Exact name of registrant as specified in its charter)

         Delaware                     7373                      11-2895590
         --------                     ----                      -----------
(State or other jurisdiction  (Primary Standard Industrial    (IRS Employer
of incorporation or            Classification Code Number)    Identification
organization)                                                   Number)

            80 Orville Drive, Bohemia, New York 11716 (631) 873-2900 (Address, including zip code and telephone number, including area code, of principal executive offices)

                               James A. Cannavino
                                80 Orville Drive
                     Bohemia, New York 11716 (631) 873-2900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            David H. Lieberman, Esq.
                       Beckman, Lieberman & Barandes, LLP
                                227 Michael Drive
                             Syosset, New York 11791
                                 (516) 921-1131
                            (516) 921-6686 Facsimile


 Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.


     If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act. (Check one):

[  ] Large accelerated filer [  ] Accelerated filer  [  ] Non-accelerated filer
                          [X] Smaller Reporting Company

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The estimated expenses of the distribution, all of which are to be borne by us, are as follows. All amounts are estimates except the Securities and Exchange Commission registration fee:

                 Registration Fee                    $     74.08
                 Accounting Fees and Expenses           8,500.00
                 Legal Fees and Expenses               20,000.00
                 Miscellaneous                              0.00
                                                  --------------
                    Total                             $29,574.08
                                                  ==============

Item 14. Indemnification of Directors

     Under the provisions of the Certificate of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

     Under such law, to the extent that such person is successful on the merits in the defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both
     (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

     The officers and directors of registrant are covered by officers' and directors' liability insurance. The policy coverage is $10,000,000, which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $200,000.


Item 15. Recent Sales of Unregistered Securities

     On November 21, 2007, the Company and MetVP entered into an agreement resolving certain disputes which had arisen with respect to the payment of

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

dividends and interest to MetVP. The Agreement provided that, in addition to the undisputed sum of approximately $1,406,000, the Company would pay an additional $500,000 through September 25, 2008 in consideration of past, present and future dividend and interest payments through that date. All payments are conditioned upon there being funds legally available for such payments when due. The agreement further provided for the issuance to MetVP of 100,000 restricted shares of the Company's common stock. These shares were issued in November 2007 and had a fair value based on the closing stock price on the date of issuance of $213,000 which was recorded as a dividend during the fourth quarter of 2007.

Item 16.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULE


4.3 Securities Purchase Agreement between the Company, Sigma Opportunity Fund, L.L.C. and Metropolitan Venture Partners II, L.P. (Incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed March 31,
     2005).

4.4  Form of Senior  Subordinated  Secured  Note  (Incorporated  by reference to
     Exhibit 4.2 of the Current Report on Form 8-K filed March 31, 2005).

4.5  Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit
     4.3 of the Current Report on Form 8-K filed on March 31, 2005.)

4.6 Common Stock Purchase Warrant issued July 12, 2005 to Tall Oaks Group L.L.C. (Incorporated by reference to Exhibit 4.6 to Amendment No. 1 to the Company's Registration Statement on Form SB-2, No. 333-128039, filed December 8, 2005.)

5    Opinion of Beckman, Lieberman & Barandes, LLP.

10.1 Directors, Officers and Consultants 1993 Stock Option Plan (Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 filed on June 28, 1995).

10.2 Employees 1993 Stock Option Plan (Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8 filed on June 28,
     1995).

10.3 1995 Incentive Stock Plan (Incorporated by reference to Exhibit 5 to the Company's Proxy Statement filed on January 29, 1996).

10.4 2000 Stock Option Plan (Incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001).

10.5 2001 Stock Option/Stock Issuance Plan (Incorporated by reference to Exhibit
     10.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001).

10.6 2001-A Stock  Option/Stock  Issuance  Plan.  (Incorporated  by reference to
     Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001).

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

10.7 2002 Stock Option/Stock Issuance Plan (Incorporated by reference to Exhibit
     10.7 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001).

10.8 2003 Stock  Option  /Stock  Issuance  Plan.  (Incorporated  by reference to
     Exhibit 10.8 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002)

10.9 Lease Extension Agreement between Atrium Executive Center and the Company (Incorporated by reference to Exhibit 10 (g) (ii) to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

10.10 Stock Purchase and Registration Rights Agreement between the Company and Metropolitan Venture Partners II, L.P. dated as of September 25, 2002 (Incorporated by reference to Exhibit 10.1 of Registrant's Current Report on Form 8-K dated September 25, 2002).

10.11 Stock Purchase and Registration Rights Agreement between the Company and Metropolitan Venture Partners II, L.P. dated as of December 24, 2002 (Incorporated by reference to Exhibit 10.1 of Registrant's Current Report on Form 8-K dated December 24, 2002).

10.12 Promissory Note between the Company and Tall Oaks Group LLC dated January 13, 2003.(Incorporated by reference to Exhibit 10.22 of the Company's Annual Report on Form-10K for the year ended December 31, 2002)

10.13 Amendment and Notice dated January 13, 2003 by and among the Company, Metropolitan Venture Partners II, L.P. and Tall Oaks Group L.L.C. ((Incorporated by reference to Exhibit 10.23 of the Company's Annual Report on Form-10K for the year ended December 31, 2002)

10.14 Form of Subscription Agreement for Series C Redeemable Preferred Stock (Incorporated by reference to Exhibit 3(j) of the Company's Annual Report on Form-10K for the year ended December 31, 2003)

10.15 Employment and Consulting Agreement between the Company and Robert L. Carberry (Incorporated by reference to Exhibit 10.2 of registrant's Current Report on Form 8-K dated December 5, 2003).

10.16 Services agreement between the Company and James A. Cannavino dated June 1, 2007 (Incorporated by reference to Exhibit 10.1 to the Company's 8-K filed on September 27, 2007).

10.17 Services agreement amendment 1 between the Company and Mathew E. Oakes dated June 1, 2007 (Incorporated by reference to Exhibit 10.2 to the Company's 8-K filed on September 27, 2007).

10.18 Services agreement amendment 1 between the Company and Arnold P. Leap dated June 1, 2007 (Incorporated by reference to Exhibit 10.3 to the Company's 8-K filed on September 27, 2007).

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

10.19 Services agreement between the Company and Michael J. Beecher dated December 23, 2007 (Incorporated by reference to Exhibit 10.1 to the Company's 8-K filed on January 9, 2008).

10.20 Amendment letter dated January 29, 2004 to the Statement of Work between IBM Corporation and the Company, portions of the Exhibit have been omitted pursuant to a request for confidential treatment. (2)

10.21 Worldwide Invoices on-Line (IOL) Appendix A Payments and Fees for Ongoing Support (OCS)-Invoice Processing, Archiving, and Attachment Processing and Non-Recurring Engineering (NRE) between International Business Machines Corporation and the Company dated December 1, 2008, portions of the Exhibit have been omitted pursuant to a request for confidential treatment. (2)

10.22 Master Services Agreement #EDS-2004-01-2005 dated May 7, 2004 between Electronic Data Systems Corporation and the Company, portions of the Exhibit have been omitted pursuant to a request for confidential treatment.
     (2)

10.23 Statement of Work #EDS-2007-05-01 dated May 8, 2007 between Electronic Data Systems Corporation and the Company, portions of the Exhibit have been omitted pursuant to a request for confidential treatment. (2)

10.24 Master Services Agreement EIAP (OGS) Amendment (#8) dated June 27, 2007 between Electronic Data Systems Corporation and the Company, portions of the Exhibit have been omitted pursuant to a request for confidential treatment. (2)

10.25 Statement of Work #EDS-2008-05-07 dated May 7, 2008 between Electronic Data Systems Corporation and the Company, portions of the Exhibit have been omitted pursuant to a request for confidential treatment. (2)

10.26 Master Services Agreement MIAP (OGS) Amendment (#10) dated August 21, 2008 between Electronic Data Systems Corporation and the Company, portions of the Exhibit have been omitted pursuant to a request for confidential treatment. (2)

23.1 Consent of Marcum & Kliegman, LLP.

23.2 Consent of Beckman, Lieberman & Barandes, LLP (included in Exhibit 5 hereof).

----------

(1) Filed with the Form S-1 Registration Statement of the Company , Reg. No 33-47322 , and incorporated herein by reference.

(2) Filed with this Registration Statement on February 19, 2009 under a different exhibit number.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bohemia, State of New York, on the 4th day of May, 2009.

                                             DIRECT INSITE CORP.

                                             By:  /s/ James A. Cannavino
                                                  James A. Cannavino
                                                  Chairman of the Board,
                                                  Chief Executive Officer

                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act. of 1933, this Registration Statement has been signed below on May 4, 2009 by the following persons in the capacities indicated.



/s/ James A. Cannavino                      Chairman of the Board,
----------------------                      Chief Executive Officer
James A. Cannavino

/s/ Michael J. Beecher                      Chief Financial Officer, Principal
----------------------                      Accounting Officer and Secretary
Michael J. Beecher

*/s/ Bernard Puckett                        Director
----------------------
Bernard Puckett

*/s/ Dennis J. Murray                       Director
----------------------
Dennis J. Murray

*/s/ Michael Levin                          Director
----------------------
Michael Levin


*By: /s/ James A. Cannavino
---------------------------
James A. Cannavino
Attorney-in-Fact


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